UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

_______________________________

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):  November 16, 2009

Senesco Technologies, Inc.
(Exact Name of Registrant as Specified in Charter)

Delaware	001-31326	84-1368850
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

303 George Street, Suite 420, New Brunswick, New Jersey	08901
(Address of Principal Executive Offices)	(Zip Code)

(732) 296-8400
(Registrant's telephone number, including area code)

Not applicable (Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Item 5.02.	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.

Resignation of President and Chief Executive Officer Effective November 16, 2009

On November 16, 2009, Bruce C. Galton resigned from his positions as President and Chief Executive Officer of Senesco Technologies, Inc. (the “Company”).  As a result of such resignation, effective as of November 16, 2009, Mr. Galton will no longer be employed by the Company or any of its affiliated entities.

Mr. Galton and the Company are currently discussing the terms of Mr. Galton’s separation from the Company.

A separation agreement with Mr. Galton, if and when executed, will be filed as an exhibit to a Form 8-K or the Company’s next periodic report.

Resignation of Director

On November 16, 2009, Bruce C. Galton, announced his resignation as a member of the board of directors.  Mr. Galton’s resignation is not the result of a disagreement between the Company and him on any matter relating to the Company’s operations, policies or practices.  As a result of this resignation, the board of directors reduced its size from ten to nine members.

Appointment of New Chief Executive Officer Effective November 16, 2009

Effective November 16, 2009, Jack Van Hulst, a current member of the Company’s board of directors, will assume the roles of President and Chief Executive Officer of the Company.

Mr.  Van Hulst, age 70, has been a director of the Company since January 2007.  Mr. Van Hulst also serves as a director and member of the compensation and audit committees of Napo Pharmaceuticals, Inc. and HiTech Pharmacal, Inc.  Mr. Van Hulst is also an advisory board member of Arsenal Capital Partners and Chairman of The International Center in New York, a non-profit organization.  Mr. Van Hulst began his career in 1968 at Organon, which was subsequently acquired by AKZO, N.V., the multinational human and animal healthcare company, where he was based in Europe and the US and responsible for establishing AKZO’s position in the US in the manufacturing and sales and marketing of fine chemicals. Mr. Van Hulst later became President of AKZO’s US Pharmaceutical Generic Drug Business and was responsible for establishing AKZO in the US generic drug industry. From 1989 to 1999, Mr. Van Hulst successively owned and led two generic pharmaceutical companies.  From 1999 to 2005, he was Executive Vice President at Puerto Rico-based MOVA Pharmaceutical Corporation, a contract manufacturer to the pharmaceutical industry that recently merged with Canadian-based Patheon.

Mr. Van Hulst does not have any family relationship with any executive officer or director of the Company. In addition, neither Mr. Van Hulst nor any member of his immediate family has engaged, directly or indirectly, in any transaction, or series of similar transactions, with the Company or any of its subsidiaries since June 30, 2008 in which the amount involved exceeds $120,000, other than compensation paid in connection with his service as a director of the Company.

The Company does not anticipate entering into a new employment agreement with Mr. Van Hulst, however, the Compensation Committee and independent members of the Board have determined to pay to Mr. Van Hulst a monthly salary in the amount of $5,000 and to grant to Mr. Van Hulst options to purchase shares of the Company’s common stock, par value $0.01, in the amount of 25,000 options per month, pursuant to the Company’s 2008 Incentive Compensation Plan, which such options shall vest immediately upon each issuance. Such options shall be granted on the last business day of the fiscal quarter, for services rendered during such fiscal quarter, at an exercise price equal to the fair market value on the date of grant.

John Braca, a current independent director, also has agreed to play a more active role in the Company.  In consideration for his additional duties, Mr. Braca shall receive, on such days as his assistance is requested by the Company, an amount of $1,000, for each day of service. Such amount shall, at a minimum, be $5,000 in any given month and, at a maximum be $10,000 in any given month and (ii) options to purchase shares of the Company’s common stock, par value $0.01, in the following amounts:

•	If the cash consideration paid is between $5,000 and $7,500, then Mr. Braca shall receive 15,000 options; or

•	If the cash consideration paid is between $7,500 and $10,000, then Mr. Braca shall receive 10,000 options.

Such options shall be granted pursuant to the Company’s 2008 Incentive Compensation Plan and shall vest immediately upon each issuance. Further, such options shall be granted on the last business day of the fiscal quarter, for services rendered during such fiscal quarter, at an exercise price equal to the fair market value on the date of grant.

Audit Committee

Since Mr. Van Hulst is no longer considered an independent director, effective November 16, 2009, he stepped down from his position as a member of the Company's Audit Committee. Mr. Rudolf Stalder, a current member of the Company's Board of Directors, was subsequently appointed to serve on the Company's Audit Committee effective November 16, 2009.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

17.1 Resignation Letter of Bruce C. Galton dated November 16, 2009.
99.1 Press Release dated November 16, 2009.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

SENESCO TECHNOLOGIES, INC.

Dated: November 16, 2009	By:	/s/ Jack Van Hulst
Name: Jack Van Hulst
Title: Chief Executive Officer